UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2018

Rafina Innovations Inc
Exact name of registrant as specified in its charter

Nevada	000-53089	30-0428006
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kintyre House, 209 Govan Road, Glasgow, Scotland	G51 1 HJ
(Address of principal executive offices)	(Zip Code)

+44 141 3700321
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective October 3, 2018, Dr Christos Kapatos resigned from his position as Director of the Company. The written resignation of Dr. Kapatos is appended to this Current Report on Form 8-K as exhibit 10.1.

Effective October 3, 2018, Mr. Sotirios Leontaritis resigned from his position as the President, Director and Chief Financial Officer of the Company. Mr. Leontaritis' resignation was not the result of any disagreement with the Corporation regarding operations, policies, practices or otherwise.
Effective October 3, 2018, Mr Nikolaos Kardaras resigned from his position as the Secretary and Director of the Company. Mr. Kardaras' resignation was not the result of any disagreement with the Corporation regarding operations, policies, practices or otherwise. Mr. Kardaras will continue to consult for the Company as an independent contractor in his capacity as in-house legal counsel.
Concurrent with the aforementioned resignations, the Board of Directors appointed Mr. Constantinos Zertalis ("Zertalis") as a member of the Board of Directors and the President of the Company and Miss Paraskevi Pylarinou ("Pylarinou") as a member of the Board of Directors, Secretary and CFO of the Company.

Mr. Zertalis is a controlling shareholder of the Company holding 6,227,030 shares of the Company's common stock representing approximately 43.21%of the issued and outstanding shares. Mr Zertalis, age 41, received a BBA in Management and Finance from the Bernard Baruch College (CUNY) of New York in 2003 and an Executive Master's in public Affairs and Administration in International Economic Policy and Advance Management from Columbia University of New York in 2005. Since 2013 Mr. Zertalis has served as Europe Retail Director of Ria Money Transfer – Euronet Worldwide in Madrid, Spain, responsible for the strategic operation planning process and since 2008 has served as Chief Executive Officer of Zertalis Group in Nicosia, Cyprus. He also served as Operations Manager of Hellenic Tzilalis Ltd in Nicosia, Cyprus and since 2001 and for four years he served as Assistant Chief Operating Officer in the Department for General Assembly and Conference Management of United Nations Headquarters in New York, U.S.A. The Company believes that Mr. Zertalis will be a valuable addition to the team as we continue to develop our business strategy, strengthen our position in the global market and increase corporate visibility.

Mr. Zertalis is not an officer or director of any other reporting issuers. Other than as set out above, Mr. Zertalis does not currently hold other positions with the Company. Mr Zertalis does not have a family relationship with any other executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or executive officers. There is no material plan, contract or arrangement (whether or not written) to which Mr. Zertalis is a party or in which he participates that is entered into or material amendment in connection with the Company's appointment of Constantinos Zertalis, or any grant or award to him or modification thereto, under any such plan, contract or arrangement in connection with the Company's appointment of Mr. Zertalis to the Board of Directors.

Miss Pylarinou, age 30, received a Bachelor's Degree in Public Policy and Strategic Planning from the Panteion University of Athens, Greece in 2010 and a Master in Business Administration of Piraeus University, Section of Executive Management and Business Administration (EMBA) of Piraeus, Greece, in 2017. Miss Pylarinou has work experience in the financial sector of corporations, including Attico Medical Center S.A. in Athens, Greece and Dalmar Group of Companies – DAREX S.A. During 2016, Miss Pylarinou served as Financial Analyst of of the Company, and since 2017 she serves as Financial Controller and Reporting Analyst of the Company. The Company believes that Miss Pylarinou will be a valuable addition to the team.

Miss. Pylarinou is not an officer or director of any other reporting issuers. Other than as set out above, Miss. Pylarinou does not currently hold other positions with the Company. Miss. Pylarinou does not have a family relationship with any other executive officers or directors of the Company or persons nominated or chosen by the Company to become directors or executive officers. There is no material plan, contract or arrangement (whether or not written) to which Miss. Pylarinou is a party or in which she participates that is entered into or material amendment in connection with the Company's appointment of Miss. Pylarinou, or any grant or award to her or modification thereto, under any such plan, contract or arrangement in connection with the Company's appointment of Miss. Pylarinou to the Board of Directors.

Furthermore, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SECTION 9.   FINANCIAL STATEMENTS AND EXHIBITS

9.01 Financial Statements and Exhibits

 (d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Letter of Resignation, Dr. Christos Kapatos	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rafina Innovations Inc.

Dated: October 25, 2018	By:	/s/ Constantinos Zertalis
	Name:	Constantinos Zertalis
	Title:	President and Director

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